As filed with the Securities and Exchange Commission on May 16, 2018.

Registration No. 333‑212929
333-205617
333-188999
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
______________________
POST-EFFECTIVE
AMENDMENT NO.1
TO
FORM S‑8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

NORTHERN OIL AND GAS, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95‑3848122 (I.R.S. Employer Identification No.)
601 Carlson Parkway, Suite 990 Minnetonka, Minnesota (Address of Principal Executive Offices)	55305 (Zip Code)
Northern Oil and Gas, Inc. 2013 Incentive Plan
(As Amended May 26, 2016)
(Full Title of the Plan)

Erik J. Romslo General Counsel and Secretary 601 Carlson Pkwy - Suite 990 Minnetonka, Minnesota 55305 (Name and Address of Agent for Service)
Telephone number, including area code, of agent for service: (952) 476‑9800
______________________
With copies to:
Joshua L. Colburn
Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402‑3901
______________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐	Smaller Reporting Company ☐
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statements on Form S-8, File Nos. 333-212929, 333-205617 and 333-188999 (the “Registration Statements”), is being filed pursuant to Rule 414(d) under the Securities Act of 1933 (the “Securities Act”) by Northern Oil and Gas, Inc., a Delaware corporation (the “Company”). This post-effective amendment amends the Registration Statements, as previously amended, which were filed by the Company as a Minnesota corporation prior to the conversion described below. No changes or additions are being made hereby to the existing prospectuses that already form a part of such registration statements. Accordingly, such existing prospectuses are being omitted from this filing.
On May 9, 2018, the Company filed articles of conversion with the Secretary of State of the State of Minnesota and filed a certificate of conversion with the Secretary of State of the State of Delaware changing its jurisdiction of incorporation from Minnesota to Delaware (the “Reincorporation”). The Reincorporation was approved by security holders pursuant to which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result of the Reincorporation, pursuant to the Delaware General Corporation Law (the “DGCL”), the Company has continued its existence under the DGCL as a corporation incorporated in the State of Delaware. The business, assets and liabilities of the Company and its subsidiaries on a consolidated basis, as well as its principal locations and fiscal year, were the same immediately after the Reincorporation as they were immediately prior to the Reincorporation. In addition, the directors and executive officers of the Company immediately after the Reincorporation were the same individuals who were directors and executive officers, respectively, of the Company immediately prior to the Reincorporation.
Except as modified by this post-effective amendment, including modifications resulting from the incorporation of documents by reference, the Company, by virtue of this post-effective amendment, expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Exchange Act.
No additional securities are being registered under this Amendment.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed (File No. 001-33999) with the Commission pursuant to the Exchange Act are, as of their respective dates, incorporated by reference in this Registration Statement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 23, 2018, as amended by the Form 10K/A filed April 27, 2018;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed with the SEC on March 7, 2018;

•	our Current Reports on Form 8-K filed on February 2, 2018, March 19, 2018 (two reports), March 21, 2018, April 4, 2018, April 10, 2018, May 8, 2018 and May 15, 2018; and

•
the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on March 19, 2008, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a subsequent post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) that indicates that all shares of Common Stock offered have been sold, or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this Registration Statement from the date of filing of those documents.
Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not Applicable.

Item 5.	Interests of Named Experts and Counsel.
Not Applicable.

Item 6.	Indemnification of Directors and Officers.
Under our Certificate of Incorporation, as amended, and restated by-laws (and in accordance with Section 145 of the Delaware General Corporate Law), we will indemnify to the fullest extent permitted by the Delaware General Corporate Law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including civil, criminal, administrative, investigative or other proceedings, by reason of the fact that the person is or was a director, officer or employee of the Company, or is or was serving in that capacity or as an agent at the request of the Company for another entity.
Our indemnity covers expenses, judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred in connection with the defense or settlement of an action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. We will indemnify a person in a derivative action under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to us in performance of his or her duty. Derivative actions are actions by us or in our right to procure a judgment in our favor. Our agents may be similarly indemnified at the discretion of our board of directors.
All of our directors and officers are covered by an insurance policy that we maintain against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
Unless otherwise indicated, all documents incorporated by reference into this Registration Statement are filed with the SEC pursuant to the Exchange Act under file number 001-33999.

No.	Description	Manner of Filing
3.1	Certificate of Incorporation of Northern Oil and Gas, Inc., dated May 9, 2018	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 15, 2018
3.2	Bylaws of Northern Oil and Gas, Inc.	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 15, 2018
5.1*	Opinion of Faegre Baker Daniels LLP, counsel for the Company
23.1*	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP)
23.2*	Consent of Ryder Scott Company, LP
23.3*	Consent of Faegre Baker Daniels LLP	Contained in Exhibit 5.1
24.1*	Powers of Attorney
99.1**	Northern Oil and Gas, Inc. 2013 Incentive Plan, as amended through May 26, 2016	Incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 22, 2016
_____________________

*	Filed herewith

**	Previously filed

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on May 16, 2018.

NORTHERN OIL AND GAS, INC.

By:	/s/ Brandon Elliott
Brandon Elliott
Interim President, Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacity indicated on May 16, 2018.

Signature	Title

/s/ Brandon Elliott
Brandon Elliott	Interim President, Principal Executive Officer

/s/ Chad Allen
Chad Allen	Interim Chief Financial Officer, Chief Accounting Officer, Principal Financial Officer, Principal Accounting Officer

*
Bahram Akradi	Director

*
Jack King	Director

*
Robert Grabb	Director

*
Lisa Bromiley	Director

*
Delos Cy Jamison	Director

*
Michael Frantz	Director

*
Michael Popejoy	Director
____________________

*
Brandon Elliott, by signing his name hereto, does hereby sign this post-effective amendment to Registration Statement on behalf of each of the above-named directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Brandon Elliott
Brandon Elliott Attorney-in-Fact